Exhibit (a)(5)(xi)

BHP Billiton and Saskatchewan. A Future Together.

Greater Saskatoon Chamber of Commerce Graham Kerr President: BHP Billiton Canada Inc

14 October 2010

Important information

The offer to purchase all of the issued and outstanding common shares of the Potash Corporation of Saskatchewan Inc. (“PotashCorp”) together with any associated rights issued and outstanding under the PotashCorp Shareholder Rights Plan (the “Offer”) is being made by BHP Billiton Development 2 (Canada) Limited (the “Offeror”), an indirect wholly-owned subsidiary of BHP Billiton Plc. This document is for information purposes only and does not constitute or form part of any offer to purchase or any solicitation of any offer to sell PotashCorp’s common shares. The Offer (as the same may be varied or extended in accordance with applicable law) is being made exclusively by means of, and subject to the terms and conditions set out in, the offer and the circular, the letter of transmittal, the notice of guaranteed delivery and other related tender offer materials (the “Offer Materials”).

Consider for each document to which legends are to be incorporated whether any terms defined in the legends are already adequately defined earlier in the document and adjust legends accordingly.

In connection with the Offer, the Offeror, BHP Billiton Limited and BHP Billiton Plc have filed with the Canadian securities regulatory authorities the Offer Materials and have filed with the U.S. Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO (the “Schedule TO”), including the Offer Materials.

THE OFFER MATERIALS AND THE SCHEDULE TO, AS THEY MAY BE AMENDED FROM TIME TO TIME, CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER, THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER. INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF THE OFFER MATERIALS AND OTHER DOCUMENTS FILED BY THE OFFEROR, BHP BILLITON LIMITED AND BHP BILLITON PLC WITH THE SEC AT THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV AND WITH THE CANADIAN SECURITIES REGULATORY AUTHORITIES AT WWW.SEDAR.COM. MATERIALS FILED WITH THE SEC OR THE CANADIAN SECURITIES REGULATORY AUTHORITIES MAY BE OBTAINED WITHOUT CHARGE AT BHP BILLITON’S WEBSITE, WWW.BHPBILLITON.COM, OR BY CONTACTING THE INFORMATION AGENTS FOR THE OFFER, MACKENZIE PARTNERS, INC. AND KINGSDALE SHAREHOLDER SERVICES INC., BY PHONE AT 1-800-322-2885 AND 1-866-851-3215, RESPECTIVELY, OR BY EMAIL AT potash@mackenziepartners.com AND contactus@kingsdaleshareholder.com, RESPECTIVELY.

While the Offer is being made to all holders of PotashCorp common shares, the Offer is not being made or directed to, nor will deposits of PotashCorp common shares be accepted from or on behalf of, holders of PotashCorp common shares in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offer in any such jurisdiction.

This document contains information, including information relating to PotashCorp, that has been derived from publicly available sources that have not been independently verified. No representation or warranty is made as to the accuracy, completeness or reliability of such information.

Cautionary Statement Regarding Forward-Looking Statements

This presentation may contain, in addition to historical information, certain forward-looking statements. Often, but not always, forward looking statements can be identified by the use of words such as “plans”, “expects”, “expected”, “scheduled”, “estimates”, “intends”, “anticipates”, or “believes”, or variations of such words and phrases, or state that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved. Such forward looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results, performance or achievements of the Offeror and BHP Billiton to differ materially from any future results, performance or achievements expressed or implied by such forward looking statements, including the risk that all conditions of the Offer will not be satisfied. Many of these risks and uncertainties relate to factors that are beyond BHP Billiton’s ability to control or estimate precisely, such as future market conditions, changes in regulatory environment and the behavior of other market participants. BHP Billiton cannot give any assurance that such forward-looking statements will prove to have been correct. The reader is cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this presentation. BHP Billiton disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Nothing contained herein shall be deemed to be a forecast, projection or estimate of the future financial performance of any member of the BHP Billiton Group, PotashCorp or the enlarged BHP Billiton Group following completion of the Offer unless otherwise stated.

Slide 2

Agenda

I. About BHP Billiton

II. Our Track Record in Canada III. BHP Billiton Potash

IV. Our Future in Saskatchewan V. Potash Headquarters

VI. Summary

A compelling offer for a Tier 1 business

Slide 3

6th largest company in the world by market cap

Market Capitalisation at 30 September 2010

(US$bn)

350 300 250 200 150 100 50

Other Diversified Miners

Exxon Mobil

Apple

Petrobras

Microsoft

Berkshire Hathaway

BHP Billiton

Wal-Mart

Royal Dutch Shell

Nestle

HSBC

General Electric

Johnson & Johnson

Procter & Gamble

IBM

AT&T Inc

Google

Chevron

Vale

Novartis

JP Morgan Chase

Rio Tinto

Xstrata

Anglo American

*Rio Tinto Market Cap = Market Cap of Rio Tinto Plc + 95.5% of Market Cap of Rio Tinto Ltd (due to Rio Tinto Plc’s approximate 4.5% holding of Rio Tinto Ltd, as per ASX form 605 notification on 27 August 2010) Sources: Bloomberg, BHP Billiton.

Petrochina, Ind & Commercial Bank of China, China Mobile and China Const Bank have been excluded due to high percentage of non free float shares.

A diversified global portfolio

Aluminium

#4 global producer of bauxite and #4 aluminium company based on net third party sales

Energy Coal

One of the world’s largest producers and marketers of export thermal coal

Metallurgical Coal

Produce and market high quality hard coking coals for the international steel industry

Base Metals

#3 global producer of copper, silver and lead

Iron Ore

One of the world’s premier suppliers of iron ore

Petroleum

A significant oil and gas exploration and production business

Diamonds & Specialty Products

EKATI Diamond Mine, titanium minerals, Potash development and exploration

Manganese

Operations produce a combination of ores, alloys and metal

Stainless Steel Materials

#3 global nickel producer

Aluminium Base Metals

Diamonds & Specialty Products Energy Coal Iron Ore Manganese Metallurgical Coal Petroleum Stainless Steel Materials Offices

Note: Ranking based on production volumes. Location of markers indicative only.

BHP Billiton’s Track Record in Canada

BHP Billiton has had business interests in Canada for almost 40 years

We operate in Canada as we do elsewhere – driven by our absolute commitment to safety, the environment and the communities in which we operate

Three centres of activity:

– EKATI diamond mine in the Northwest Territories;

– Potash greenfield development projects in Saskatchewan; and

– Support centre in Vancouver

Have invested approximately US$5 billion in Canada since 1998

BHP Billiton employs ~900 people (and an equivalent number of contractors) at its Canadian facilities

Ekati Operations, North West Territories

EKATI

In 1998, BHP Billiton began operations at EKATI, Canada’s first surface and underground diamond mine

Over half (63%) of employees are from Aboriginal or other Northern communities

Total expenditures since operations began have exceeded $4.2Bn, of which over $3.4Bn (81%) was spent with Northern businesses ($1.2Bn Northern Aboriginal-owned)

During the Global Financial Crisis, EKATI remained at full production in the face of several industry closures and cutbacks by major rough diamond producers in the Northwest Territories and elsewhere in the world. EKATI also continued to fund community programs, reducing the impact of economic volatility

Achieved the Canadian Standards Association’s Gold Level for reporting and reducing its greenhouse gas emissions

Won the 2007 John T. Ryan National Safety Trophy

Over $3.6M on direct community programs since 2002

# BHP Billiton Potash Development Projects

bhpbilliton
resourcing the future

**Saskatchewan potash basin**



0
40 km
SASKATOON
Burr
Jansen
Cory
Patience Lake
Allan
Lanigan
Young
Boulder
Regional Carnalite
Melville
REGINA
Rocanville
BHP Billiton
PotashCorp
Other tenements
BHP Billiton project areas
Existing mine

- Saskatoon office manages the potash projects (currently ~124 employees and contractors)
- Project Jansen is the most advanced:
  - Environmental Impact Assessment to be submitted late 2010
  - Saskatchewan's first greenfield conventional potash mining operation since 1970
  - First phase of construction should begin in 2012 and take roughly five years to fully complete
  - Recent US$240M commitment for pre-approval capital expenditure (Provincial support for shaft freezing)
- Boulder and Young projects are in the concept study phase; the Burr project is currently being assessed. Commenced exploration at Melville in July 2010
- Total of ~US$1bn spent on potash in Saskatchewan in past four years. Exploration and drilling conducted by Canadian supplier teams

Source: Saskatchewan Ministry of Energy & Resources and Manitoba Innovation, Energy & Mines Department.

# Our Future is in Saskatchewan

bhpbilliton resourcing the future

| | |
|---|---|
| **Global Potash Headquarters** | ▪ If our offer for PotashCorp is successful, Potash will be established as its own CSG<br>▪ President and Leadership team plus support staff in Saskatoon<br>▪ Key decisions made in Saskatoon |
| **Development Plans** | ▪ Jansen to continue progressing through internal and external approvals process<br>▪ ~$400m spent on Jansen so far |
| **Employment** | ▪ Commitment to maintain current levels of Canadian operational employment for foreseeable future<br>▪ Opportunities for PotashCorp employees within larger Group |
| **Community Support** | ▪ Build on existing strong relationships with Canadian and Saskatchewan Governments and local communities<br>▪ Overall spending on Canadian community programs in line with BHP Billiton's global commitment levels [(a)]<br>▪ Some projects we have been involved in: 2010 IHF World Junior Championships; Saskatchewan School Board's "Breakfast for Learning" program ($450,000); BHP Billiton Hockey Fest" in Regina and Saskatoon in December 2009; Food First Foundation in the Northwest Territories ($300,000)<br>▪ Saskatchewan Centre of Mining Excellence |

(a) BHP Billiton's policy is to spend 1% of Profit Before Tax on a 3 year rolling average basis.

Slide 9

Our Potash Headquarters

Potash will be BHP Billiton’s fourth largest business – and will be run from Saskatoon

President, CFO, COO, Chief Legal Counsel, VP Human resources, VP External Affairs plus about [300] people based in downtown Saskatoon

The most senior people in Canada will be in Saskatoon

Saskatoon office will set strategy, make the big decisions and deliver on growth plans

Procurement from local suppliers

Conclusions

A strong track record in Canada based on our core values and the way we do business around the world

Significant growth prospects in potash

Global potash headquarters in Saskatoon

Stable employment. Growth means more opportunities for local suppliers

Ongoing commitment to community programs

bhpbilliton

resourcing the future